CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Fixed Rate/Floating Rate Notes due August 2015	$25,000,000.00	$ 2,865.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2) Paid herewith.

Filed under Rule 424(b)(2), Registration Statement No. 333-172579

Pricing Supplement No. 44 - Dated August 15, 2012 (To: Prospectus Dated May 10, 2012)

										1st	1st

CUSIP	Principal	Selling	Gross		Coupon	Coupon	Coupon	Day Count	Maturity	Coupon	Coupon	Survivor’s	FDIC	Product

Number	Amount	Price	Concession	Net Proceeds	Type	Rate	Frequency	Basis	Date	Date	Amount	Option	Guaranteed	Ranking

96121BBW6	$25,000,000	100%	0.25%	$24,937,500	Fixed Rate / Floating Rate Note	See Other Terms	Quarterly	30/360, unadjusted	8/24/2015	11/24/2012	$2.34	No	No	Senior Unsecured Notes

Trade Date: August 15, 2012 @ 12:00 PM ET

Issue Date: August 24, 2012

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

Other Terms:
Westpac Banking Corporation

Interest Payment Dates: February 24, May 24, August 24 and November 24 in each year, commencing on November 24, 2012 up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention

Interest Period: Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).  No Interest Period shall be extended as a result of the application of the Business Day Convention.  In any such circumstance, no adjustment will be made to the accrual of interest and, in particular, no interest will accrue in an Interest Period for the period from and after the relevant Interest Payment Date to the date of that payment on the next succeeding Business Day

Interest Reset Period: Quarterly

Floating Rate Commencement Date: August 24, 2013

Interest Reset Dates: Quarterly in advance on August 24, 2013 and each Interest Payment Date thereafter, from and including the Floating Rate Commencement Date.  No Interest Reset Date shall be subject to adjustment as a result of the application of the Business Day Convention

Interest Determination Date: Two London business days prior to each Interest Reset Date

Interest Rates:           For each Interest Period commencing on or after the Issue Date to but excluding the Floating Rate Commencement Date: 0.935%; and

For each Interest Period commencing on or after the Floating Rate Commencement Date to but excluding the Maturity Date: USD 3m LIBOR +0.43%, subject to the Minimum Interest Rate

Business Day Convention: Following

Minimum Interest Rate: 0.55% per annum

USD 3m LIBOR: The rate for deposits in U.S. dollars having a designated maturity of three months which appears on Reuters Page LIBOR01 as of 11:00 a.m., London time on that Interest Determination Date

Business Day: New York, London and Sydney

Exchange Listing: None

Agent: Barclays Capital Inc. Calculation Agent: Wells Fargo Bank, National Association

Investing in the Notes involves risks. See “Risk Factors” beginning on page 9 of the prospectus. You should carefully consider the risks and the other information contained or incorporated by reference in the prospectus dated May 10, 2012, as filed with the Securities and Exchange Commission (SEC), before investing in the Notes.  You can access a copy of the prospectus free of charge on the SEC’s website at www.sec.gov or by calling the Agent toll free at 1-888-227-2275.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes or determined if this preliminary pricing supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. The Notes constitute our direct, unconditional, unsubordinated and unsecured obligations and are not protected accounts or deposit liabilities of Westpac Banking Corporation and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Australia or any other jurisdiction.

From time to time, the Agent and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the Agent is our swap counterparty for a hedge of our obligation under the Notes.

Gross Concession: The Agent may retain all or a portion of the Gross Concession or use all or a portion of the Gross Concession to pay a reoffer of up to 0.25% of the principal amount of the Notes to other dealers.